Rule 424(b)(3)
                                                      Registration No. 333-18965
PRICING SUPPLEMENT  NO. 4,  Dated February  21,  1997
To Prospectus Dated January 9, 1997 and Prospectus
Supplement dated January 24, 1997

                          WASHINGTON GAS LIGHT COMPANY
                           MEDIUM-TERM NOTES, SERIES D
                     DUE ONE YEAR OR MORE FROM DATE OF ISSUE

Principal Amount: $6,000,000        [x] Fixed Rate Note   [ ] Floating Rate Note
                  ----------
Issue Price (as a percentage of     [x] Book Entry Note   [ ] Certificated Note
  principal amount):    100%
                      ------
Original Issue Date:  February 21, 1997

Maturity Date:  February 22, 2027

[ ]  The Offered Notes cannot be redeemed prior to maturity.

[ ]  The Offered Notes may be redeemed prior to  maturity.

Optional Repayment:

[ ]  The Notes cannot be repaid prior to the Stated Maturity Date

[X] The Notes can be repaid prior to the Stated Maturity Date - see "Additional Terms" below.

Applicable Only to Fixed Rate Notes:
-----------------------------------
      Interest Rate:     6.57%
                       --------
      Interest Payment Dates:  March 15 and September 15

Applicable Only to Floating Rate Notes:
--------------------------------------
      Base Rate:                    Maximum Interest Rate:
      [ ]  Commercial Paper Rate                            ---------
      [ ]  LIBOR                    Minimum Interest Rate:
      [ ]  Treasury Rate                                    ---------
                                    Interest Reset Dates:
                                                            ---------
                                    Interest Reset Period:
                                                            ---------
                                    Interest Payment Dates:
                                                            ---------
                                    Interest Payment Period:
                                                            ---------

       Initial Interest Rate:
                              ---------
              Index Maturity:
                              ---------
      Spread (plus or minus):
                              ---------
           Spread Multiplier:
                              ---------

Additional Terms:

      THE OFFERED NOTES WILL MATURE AT 100% OF THE PRINCIPAL AMOUNT ON FEBRUARY 22, 2027, OR, AT THE ELECTION OF THE HOLDER THEREOF, FOR REPAYMENT ON FEBRUARY 22, 2007. IF THE HOLDER DESIRES THAT ALL OR ANY PORTION OF THE OFFERED NOTES REGISTERED IN THE HOLDER'S NAME BE SUBJECT TO REPAYMENT ON FEBRUARY 22, 2007, THE HOLDER OR THE HOLDER'S AUTHORIZED ATTORNEY MUST DELIVER TO THE TRUSTEE, AND THE TRUSTEE MUST RECEIVE, WRITTEN NOTICE NO EARLIER THAN DECEMBER 22, 2006, AND NO LATER THAN JANUARY 23, 2007, THAT SUCH HOLDER ELECTS THAT THE OFFERED NOTES SPECIFIED THEREIN BE REPAID ON FEBRUARY 22, 2007. THE NOTICE MUST EITHER BE DELIVERED OR SENT BY REGISTERED MAIL TO THE TRUSTEE AND, ONCE GIVEN, SHALL BE IRREVOCABLE. AT THE PRESENT TIME, THE ADDRESS OF THE TRUSTEE IS: THE BANK OF NEW YORK; 101 BARCLAY STREET-21W, NEW YORK, NEW YORK 10286, ATTENTION: CORPORATE TRUST ADMINISTRATION. TIME OF RECEIPT OF SUCH NOTICE SHALL GOVERN AND NOTICE RECEIVED OTHER THAN WITHIN THE PERIOD SPECIFIED ABOVE SHALL BE INEFFECTIVE. NEITHER THE COMPANY NOR THE TRUSTEE IS REQUIRED TO PROVIDE FURTHER NOTICE TO NOTEHOLDERS OF THE TIME AND METHOD FOR ELECTION OF REPAYMENT.

      USE OF PROCEEDS: NET PROCEEDS FROM THE SALE OF THESE NOTES, TOGETHER WITH THE NET PROCEEDS FROM THE SALE OF ADDITIONAL MEDIUM TERM NOTES, WILL BE USED TO PAY THE INTEREST ON, AND REDEMPTION PRICE OF, $27.5 MILLION PRINCIPAL AMOUNT OF THE COMPANY's 8-5/8 % SERIES FIRST MORTGAGE BONDS, TO BE REDEEMED ON OR ABOUT MARCH 27, 1997.